Exhibit 10.10

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of January 4, 2023, is entered into between Sculptor RE Holdings XVII LLC, a Delaware limited liability company (“Seller”), on the one hand, and Sculptor Diversified REIT Operating Partnership LP, a Delaware limited partnership (“Buyer”), on the other hand.

WHEREAS, Seller is the sole member of CapGrow Holdings Member LLC, a Delaware limited liability company (the “Company”), which owns an interest in CapGrow Holdings JV LLC, a Delaware limited liability company (the “JV”), which is governed by that certain Amended and Restated Limited Liability Company Agreement of the JV, dated as of February 27, 2015 (the “Existing JV Agreement”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Purchased Interest (defined below), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Purchase and Sale. Subject to the terms and conditions set forth herein, Seller hereby sells, transfers and assigns to Buyer, and Buyer hereby purchases from Seller, 67% of Seller’s right, title and interest in and to the Company (the “Purchased Interest”), free and clear of all Encumbrances (defined below), for the consideration specified in Section 2 below. Upon consummation of the transactions contemplated by this Agreement, Seller shall remain a member of the Company, Buyer will be admitted as an additional member of the Company, and Buyer and Seller will enter into an Amended and Restated Limited Liability Company Agreement of the Company (the “New Member Agreement”) to reflect, among other things, Buyer’s admission as an additional member of the Company and the parties’ respective interests in the Company.

2.             Purchase Price. The aggregate purchase price for the Purchased Interest (the “Purchase Price”) shall be the product of 67% multiplied by the amount of distributions that the Company would receive from the JV if, on the date of this Agreement, the JV sold all of its direct and indirect assets for the Enterprise Valuation, subtracted the outstanding principal balance of its (and its subsidiaries’) outstanding debt and other liabilities (excluding prepayment penalties and similar charges, but including any accrued and unpaid interest) and distributed the resulting net proceeds received in accordance with the Existing JV Agreement. The “Enterprise Valuation” is Four Hundred Forty-Five Million Eight Hundred Twenty-Seven Thousand Eight Hundred Fifty-Four Dollars and 15/100 Cents ($445,827,854.15), as such sum may be adjusted pursuant to Section 5 hereof. As of the date hereof, prior to taking into account any adjustments to be made pursuant to Section 5, the Purchase Price is One Hundred Forty-One Million One Hundred Forty-Seven Thousand Four Hundred Forty-Nine Dollars and 38/100 Cents ($141,147,449.38).

3.             Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a)        Each of Seller, the Company, and, to Seller’s actual knowledge, the Company’s direct and indirect subsidiaries (the Company and such subsidiaries, including the JV, collectively, the “Company Entities”) has been duly organized and is validly existing and in good standing under the laws of the state of its formation with the requisite power and authority to transact the business in which it is now engaged. Each of Seller and, to Seller’s actual knowledge, the Company Entities is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Each of Seller and, to Seller’s actual knowledge, the Company Entities possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to transact the businesses in which it is now engaged.

(b)        Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Seller has obtained all necessary limited liability company approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms.

(c)         Seller’s membership interest in the Company has been duly authorized, is validly issued, and is owned of record and beneficially by Seller, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”). Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Purchased Interest, free and clear of all Encumbrances.

(d)        Immediately prior to the sale of the Purchased Interest, (i) Seller owns all of the issued and outstanding membership interests in the Company, (ii) the Company owns the membership interest in the JV described in the Existing JV Agreement, and (iii) to Seller’s actual knowledge, the JV directly or indirectly owns all of the issued and outstanding equity ownership interests in each of the other Company Entities. To Seller’s actual knowledge, Exhibit B sets forth the complete ownership and control structure of the JV’s subsidiaries as of the date hereof, including all persons with direct ownership or control interests in each such subsidiary. Upon completion of the transactions contemplated by this Agreement, the Company will continue to own an interest in the JV (provided that the Company may acquire additional interests in the JV as contemplated by the New Member Agreement), and the JV will continue to directly or indirectly own all of the equity ownership interests in each of the Company Entities (other than the Company and the JV).

(e)         No pending or, to Seller’s actual knowledge, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Seller’s obligations or covenants to Buyer.

(f)         Seller is not a “foreign person,” as that term is used and defined in Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

(g)        Seller is not a Prohibited Person. “Prohibited Person” means any of the following: (i) a person or entity currently listed on the Specially Designated Nationals List (“SDN List”) or any similar list maintained by the Office of Foreign Assets Control (“OFAC”) at the United States Department of the Treasury; (ii) a person or entity owned or controlled, directly or indirectly, by a person or entity listed on the SDN List or any similar list maintained by OFAC; (iii) a person or entity with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order; or (iv) a person or entity incorporated in any country subject to U.S. country-based economic sanctions whereby conducting transactions with that person or entity would be in violation of any applicable law, rule, or regulation.

(h)        In connection with this transaction, Seller is currently complying with all requirements of law relating to money laundering, anti-terrorism, bribery, corrupt practices, trade embargos and economic sanctions now in effect (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010).

(i)         No brokers were retained by Seller in connection with this transaction.

(j)         Seller is not and is not acting on behalf of: (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Code, or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

(k)        As used herein, the term “to the actual knowledge of Seller” and words of similar import, shall mean the actual knowledge of Anshu Kalhan (the “Seller Knowledge Party”) without any obligation to make inquiry of any kind (it being acknowledged and agreed by Buyer that (x) such Seller Knowledge Party is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such Seller Knowledge Party to Buyer and (y) any recourse or liability under this Agreement is limited to Seller, and no claim may be made against the Seller Knowledge Party.

4.             Representation and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a)        Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)       Buyer has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

(c)        No pending or, to the knowledge of Buyer, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Buyer’s obligations or covenants to Seller.

(d)       Buyer is not a Prohibited Person. Buyer has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representation remains true and correct at all times.

(e)        In connection with this transaction, Buyer is currently complying and shall comply with all requirements of law relating to money laundering, anti-terrorism, bribery, corrupt practices, trade embargos and economic sanctions, now or hereafter in effect (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010) and shall immediately notify Seller in writing if it becomes aware that any of the foregoing representations, warranties, or covenants are no longer true or have been breached or if Buyer has a reasonable basis to believe that they may no longer be true or have been breached.

(f)         The funds or other assets Buyer will transfer to Seller under this Agreement are not (i) the property of, or beneficially owned, directly or indirectly, by a Prohibited Person, or (ii) the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

(g)        No brokers were retained by Buyer in connection with this transaction.

(h)       Buyer is not and is not acting on behalf of: (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a “plan” within the meaning of Section 4975 of the Code, or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

5.             Closing and Post-Closing Prorations and Adjustments

(a)        The proratable items set forth in Sections 5(b) through 5(g) below shall be prorated as of the Closing Date, the Enterprise Value being adjusted, as appropriate, for all of the same attributable to the periods (i) up to the Closing Date and (ii) on and after the Closing Date. For purposes of this Agreement, Seller shall be considered to be the owner of the Purchased Interest through the date prior to the Closing Date. Prior to the Closing Date, Seller prepared and delivered to Buyer a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.

(b)        For Properties (as defined in the Existing JV Agreement) which are not subject to absolute net leases or triple net leases, operating expenses, maintenance costs, utilities, and insurance premiums shall be prorated on an accrual basis. No proration of operating expenses, maintenance costs, utilities and insurance premiums shall be applicable to Properties subject to absolute net leases or triple net leases. In addition, interest expenses for loans encumbering the Properties shall be prorated through the day before Closing on an accrual basis.

(c)         For those Properties which are not subject to absolute net leases or triple net leases, real estate ad valorem or similar taxes for the Properties and any installment of assessments payable in the calendar year of the Closing Date, shall be prorated to the date prior to the Closing Date, based upon actual days involved. The proration of real property taxes and installments of assessments on such Properties shall be based upon the last ascertainable real estate taxes for the Properties (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing Date occurs. Such prorations shall be final. No proration of real estate taxes shall take place for Properties subject to absolute net leases or triple net leases.

(d)        All sums payable or prepaid under any property contracts shall be prorated pursuant to the provisions of Section 5(b).

(e)         All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs and other sums and charges payable by any person or entity entitled to occupy any portion of the Properties (“Tenant”) under all leases, subleases and other occupancy contracts and license agreements, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Properties (the “Leases”)) and income from any portion of the Properties shall be prorated as of the day before the Closing Date. The Enterprise Value shall be decreased by the amount of all collected rent and income attributable to dates from and after the Closing Date. Notwithstanding the foregoing, no prorations shall be made for (a) non-delinquent rents which have not been collected as of the Closing Date, and (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”). During the first 180 days following the Closing Date, Buyer shall cause the JV to bill Tenants of the Properties for all Uncollected Rents not more than 180 days past due and shall take reasonable actions (which shall include any actions reasonably requested by Seller, but shall not include any obligation to commence legal action) to collect such Uncollected Rents. Buyer shall pay to Seller any adjustment to the Purchase Price resulting from the collection of Uncollected Rents as and when collected by Buyer, in accordance with the terms of Section 5(i). Rents collected shall be applied first, towards current rent due and owing under the Lease, second, to reasonable third party costs of such collection (fairly allocated to Uncollected Rents), and third to Uncollected Rents, which figures shall be calculated monthly. Seller shall have no right to pursue the collection of Uncollected Rents or to institute any legal proceedings of any nature against any existing Tenant to recover delinquent rents.

(f)         The Company Entities shall retain all security deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon paid by Tenants to Seller pursuant to the Leases in existence on the Closing Date, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Lease or state law, and any other cash (or cash equivalents) held by or on behalf of the Company Entities (whether or not such cash constitutes security deposits, loan reserves or related amounts). The Enterprise Valuation shall be increased by the amount of such aggregate balance.

(g)        Fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Except as otherwise provided in this Agreement, Buyer and Seller shall allocate all other expenses and costs in connection with this Agreement (including any transfer taxes or similar charges resulting from the transactions contemplated hereby) in accordance with the customs and practices of the jurisdiction in which the Properties are located, which amounts shall be borne directly by Buyer and Seller and shall not act as an adjustment to the Enterprise Valuation. Buyer and Seller acknowledge that (i) on or about the date hereof, the Company is also entering into a Membership Interest Purchase Agreement pursuant to which it will acquire part of Attollo Venture LLC’s interest in the JV, (ii) such transaction may cause the transfer taxes and similar charges resulting from the transactions contemplated by this Agreement to be greater than they would otherwise be if such other transaction did not occur, and (iii) all such transfer taxes and similar charges shall continue to be borne by Buyer and Seller in accordance with the foregoing provisions of this Section 5(g).

(h)        Buyer or Seller may request that Buyer and Seller undertake to re-adjust any item on the Proration Schedule, excluding real estate taxes (which shall not be subject to adjustment or re-proration) in accordance with the provisions of Sections 5(a)-(g) of this Agreement; provided, however, that neither party shall have any obligation to re-adjust any items (i) after the expiration of 60 days after the Closing Date and (ii) subject to such 60 day period, unless the readjustment amount for such items exceeds $25,000 in the aggregate.

(i)          Upon any adjustment to the Enterprise Valuation made in accordance with this Section 5, Buyer and Seller will recalculate the Purchase Price as of the date of this Agreement and promptly pay any difference in Purchase Price to each other, as applicable, taking into account all prior payments of Purchase Price.

6.             Tax Treatment. Buyer and Seller acknowledge and agree that, (i) for U.S. federal income tax purposes, the transaction contemplated by this Agreement shall be treated as the taxable sale of a partnership interest in the Company from Seller to Buyer; and (ii) during any tax period that spans the date hereof, each item of income, gain, loss, expense, deduction and credit and all other items attributable to the Company’s interest in the JV for such period shall be divided and allocated between Buyer and Seller as if the “interim closing of the books” method were used in accordance with Section 706(d) of the Code. Other tax matters shall be governed by the New Member Agreement.

7.             754 Election. The Company shall use reasonable best efforts to cause the JV to make an election under Section 754 of the Code for the taxable year that includes the transactions contemplated by this Agreement, to the extent such an election is not already in effect.

8.             SEC S-X 3-14 Audit. Seller understands that under either Rule 3-14 or Rule 3-05 of Regulation S-X, Buyer will be required to provide certain information in connection with its Report on Form 10 Buyer intends to file with the Securities and Exchange Commission. In order to enable Buyer to comply with such reporting requirements, Seller agrees, at no cost or expense to Seller, to provide Buyer and its representatives such information as has previously been prepared and all reasonable documentation in Seller’s possession as is sufficient and/or control requested by Buyer in order for Buyer to comply with SEC Rule 3-14 or 3-05 of Regulation S-X including without limitation, if applicable, the Company’s most current financial statements (including income statements and balance sheets) relating to the financial operation of the Company and the JV for the last two fiscal years and the most recent pre-acquisition fiscal year, and upon request (to the extent then existing required under such Rule 3-14 or Rule 3-05 and in readily available to Seller’s possession), support for certain operating revenues and expenses specific to the JV and its subsidiaries’ operations, including trial balance, general ledger detail, accounts receivable analysis, budget to actual analysis and copies of bills and invoices. Within five (5) business days following a written request from Buyer, Seller shall provide a letter to Buyer’s auditors in substantially the form attached hereto as Exhibit C. Seller understands that certain of such financial information may be included in filings required to be made by Buyer with the U.S. Securities and Exchange Commission. Seller makes no representation or warranty as to the accuracy of any information provided pursuant to this Section 8. This Section 8 shall survive closing of the transactions contemplated by this Agreement for a period of one (1) year.

9.             Further Assurances. Following the date hereof, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

10.           Entire Agreement. This Agreement, together with the New Member Agreement, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

11.           Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

12.           Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

14.           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.           Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

16.           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.           Litigation Costs and Expenses. If any party institutes any legal suit, action or proceeding against the other party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement), the prevailing party in the suit, action or proceeding is entitled to receive, and the non-prevailing party shall pay, in addition to all other remedies to which the prevailing party may be entitled, the costs and expenses incurred by the prevailing party in conducting the suit, action or proceeding, including attorneys’ fees and expenses and court costs, even if not recoverable by law (including, without limitation, all fees, taxes, costs and expenses incident to appellate, bankruptcy and post-judgment proceedings).

18.           Confidentiality. Except as required or in good faith deemed reasonably necessary to perform its obligations under, and otherwise consummate the transactions contemplated by, this Agreement, each party agrees that it shall treat as confidential this Agreement and the transactions contemplated by this Agreement, including the Purchase Price; provided that the foregoing shall not restrict any party from disclosing information concerning such party’s interest in such transactions to its officers, directors, employees, agents, legal counsel, accountants, other professional advisors, limited partners, members and Affiliates (as defined in the New Member Agreement), or to prospective or existing investors of such party or its Affiliates or to prospective or existing lenders to such party or its Affiliates. Unless otherwise required by applicable law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party.

19.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER:

SCULPTOR RE HOLDINGS XVII LLC,
a Delaware limited liability company

By:	/s/ Steven E. Orbuch
Name: Steven E. Orbuch
Title: Authorized Person

BUYER:

SCULPTOR DIVERSIFIED REIT OPERATING PARTNERSHIP LP,
a Delaware limited partnership

By: Sculptor Diversified Real Estate Income Trust, Inc., its general partner

By:	Steven E. Orbuch
Name: Steven E. Orbuch
Title: President

[Signature Page to Purchase Agreement – CapGrow Holdings Member LLC]

EXHIBIT A

Intentionally Omitted

EXHIBIT B

Ownership and Control Structure of JV’s Subsidiaries

EXHIBIT C

Form of Audit Letter

[Date]

[Address of Buyer’s Auditor]

We are providing this letter as an informational accommodation in connection with our audit of the financial statements of ________ (the “Property”) for the period from __________ to _________.

We confirm, to our actual, current knowledge, without any duty of inquiry of investigation, the following representations made to you during your audit:

1)	The financial statements referred to above was prepared consistent with the Seller’s customary practices used in owning and operating the Property, but is otherwise without representation, recourse or warranty. Seller has not and does not warrant the accuracy of its accounting records and Auditor shall not be entitled to rely upon the same as being true, correct, complete or accurate.
2)	Any public disclosure by Auditor of financial information containing, or based in any way upon, information contained in Seller’s accounting records shall specifically state that the same were made available to Auditor as an accommodation to [Sculptor Diversified Real Estate Income Trust, Inc.], a Maryland corporation, without representation, recourse or warranty except that the same were used by the Seller in the ownership and operation of the Property and were not relied upon by the Purchaser in acquiring the Property and shall not be relied upon by any other person.
3)	Except as indicated in the financial statements or in this Letter, we have no actual, current knowledge or any fraud affecting the operations of the Property that had a material effect of the accuracy of the financial statements.

SELLER:

[Entity]

By:
Name:
Title:

By: